EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38857, 333-44505, 333-92417, 333-134503, 333-137686, 333-141402, 333-162538, 333-177039 and 333-212625 on Form S-8 and 333-200653 on Form S-3 of our reports dated September 13, 2017, relating to the consolidated financial statements and financial statement schedule of Brady Corporation and the effectiveness of Brady Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
September 13, 2017